CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-3 of our report dated February 27, 2003, relating to the financial statements and financial highlights which appears in the December 31, 2002 Annual Report of The Prudential Variable Contract Account-10 and The Prudential Variable Contract Account-11, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Experts” and “Financial Highlights” in such Registration Statement.

We also consent to the use in this Registration Statement of our report dated February 11, 2003, relating to the consolidated financial statements of The Prudential Insurance Company of America, which appears in such Registration Statement.

PricewaterhouseCoopers, LLP

New York, New York

April 25, 2003